EXHIBIT 99.(T3)(B27)

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ARTICLES OF ASSOCIATION

For

NAC Aviation 2 A/S
(CVR No. 35487190)

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Company name, registered address and object:

Article 1

The name of the Company is NAC Aviation 2 A/S.

The registered address of the Company is in the Municipality of Billund, Denmark.

Article 2

The object of the Company is to own, lease, sell, finance and maintain aircraft and other activities related hereto.

Company capital and shares:

Article 3

The share capital of the Company is DKK 500,000.00 --- say five hundred thousand Danish kroner 00/100 ---. The share capital is divided into shares of DKK 1,000.00 each or multiples thereof.

The shares are non-negotiable.

The shares shall be registered shares and shall at all times be registered in a register of shareholders established by the Company for this purpose.

No share shall carry any special rights.

No shareholder shall be under an obligation to have his shares redeemed.

Article 4

The Company’s shares may be cancelled without any court order according to the Danish rules on non-negotiable instruments in force at any time.

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General meetings:

Article 5

The Company’s general meetings shall be held at the Company's registered address unless all shareholders agree that the general meeting is to be held elsewhere. The annual general meeting shall be held within five (5) months after the end of the financial year. The annual general meeting shall be convened by the Board of Directors at a notice of not more than four (4) weeks and not less than two (2) weeks by registered letter to the shareholders registered in the Company's register of shareholders at the address specified for the individual shareholders.

The notice convening the general meeting shall specify the agenda for the general meeting. In case any proposals are to be considered, the adoption of which requires a qualified majority of votes, this must be pointed out in the notice convening the general meeting.

In order for any proposals by the shareholders to be considered at the annual general meeting, such proposals shall be notified to the Board of Directors not later than six (6) weeks prior to the date of the general meeting in order to be included in the agenda for the general meeting.

Extraordinary general meetings shall be held when decided at a general meeting or by the Board of Directors or upon written request to the Board of Directors from shareholders holding at least five per cent (5%) of the share capital.

The notice convening an extraordinary general meeting shall be submitted within two (2) weeks, and the meeting shall be convened at the shortest possible notice of not less than eight (8) days and not more than two (2) weeks.

Not later than two (2) weeks prior to the general meeting, the complete agenda and the complete proposals to be submitted at the general meeting shall be available for inspection by the shareholders at the Company’s office - and in respect of the annual general meeting, also the financial statements and the auditor’s report endorsed by the auditor and signed by the Company’s Board of Directors and Executive Board. In compliance with section 100 a of the Danish Companies Act [selskabsloven] of 1 January 2014, the annual financial statements are presented in English only.

Article 6

The agenda for the annual general meeting shall include the following items:

1)	Appointment of chairman of the meeting

2)	Presentation of the Board of Directors' review

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3)	Presentation of the financial statements with auditors’ report and annual review for adoption

4)	Resolution on the appropriation of profit or cover of loss according to the adopted annual report

5)	Resolution on the discharge of the Board of Directors and Executive Board from their obligations

6)	Appointment of members of Board of Directors

7)	Appointment of auditors

8)	Any other business

Article 7

Any shareholder is entitled to attend the general meeting and to take the floor. Attendance, however, is subject to the shareholder having notified the Company of his attendance not later than three (3) days prior to the general meeting.

Each share amount of DKK 1,000.00 carries one vote; however, voting rights relating to shares acquired through transfer cannot be exercised until fourteen (14) days after registration of the transferee in question in the Company’s register of shareholders, cf. section 67(2) of the Companies Act.

Voting rights may be exercised by written proxy. The proxy need not be a shareholder in the Company.

Article 8

By simple majority of votes, the general meeting appoints a chairman of the meeting who need not be a shareholder in the Company and who shall preside over the meeting and decide all issues concerning the transaction of business and the casting of votes at the general meeting.

Article 9

The business transacted at the general meeting shall be decided by a simple majority of votes.

However, the adoption of resolutions to amend the Company’s Articles of Association or the adoption of a resolution to wind up the Company requires representation of two thirds (2/3) of the share capital at the general meeting and a majority of two thirds (2/3) of both the votes cast and of the voting shares represented at the general meeting.

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In the event that two thirds (2/3) of the share capital is not represented at the general meeting and yet the proposal is adopted by two thirds (2/3) of both the votes cast and of the voting shares represented at the meeting, a new general meeting shall be convened as soon as possible, at which general meeting the proposal may be adopted by two thirds (2/3) of the votes cast without taking the size of the share capital represented into account.

Article 10

Brief minutes of the business transacted at the general meeting shall be kept in a minute book authorised by the Board of Directors for such purpose and shall be signed by the chairman of the meeting and by the members of the Board of Directors attending the general meeting.

Board of Directors and Executive Board:

Article 11

The Company shall be managed by a Board of Directors consisting of at least three (3) and not more than seven (7) Board members. The members of the Board of Directors are appointed for a term of one (1) year at a time. Re-appointment may take place. The Board members may appoint a Chairman of the Board from among themselves.

Article 12

The Board of Directors is in charge of the overall management of the Company’s affairs.

In the event of a tied vote, the Chairman holds the casting vote. Through its rules of procedure, the Board of Directors shall specify in further detail how the Board of Directors is to perform its duties.

Minutes of the business transacted at the meetings of the Board of Directors shall be kept in a minute book and be signed by all members of the Board of Directors. At the first Board meeting following an audit, the auditors' records shall be presented and, by their signature, the Board members shall confirm that they have been informed of the contents thereof.

The Board of Directors shall appoint an executive officer to be in charge of the day-to-day management of the Company and stipulate the terms of the executive officer's employment as well as the scope of his competence in further detail.

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Article 13

The Company shall be bound by the joint signatures of two members of the Board of Directors.

Audit:

Article 14

The auditing of the Company's financial statements shall be performed by a state-authorised public accountant appointed by the general meeting for one (1) year at a time. Re-appointment may take place.

Closing of the accounts - appropriation of profit:

Article 15

The Company's financial year runs from 1 January to 31 December.

In compliance with section 100 a of the Companies Act of 1 January 2014, the annual financial statements are presented in English only.

Article 16

When the requisite depreciation and amortisation have been provided for and any loss from previous years has been covered, and when any transfer to the reserve fund etc. has been made, dividend shall be paid to the shareholders, the extent of which is to be determined by the general meeting at the recommendation of the Board of Directors, cf. section 112 of the Companies Act.

As adopted at the Company’s annual general meeting on 22 November 2021.

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Translatøreme Simonsen Aarøe

CVR No. 19 22 02 49

I, the undersigned Hella Aarøe, cand.ling.merc., certified translator and interpreter, hereby certify the foregoing text to be a true and faithful translation of the attached “VEDTALGTER for NAC Aviation 2 A/S” in the Danish language, produced to me this 18th day of December 2021.

Witness my hand and official seal

Birkemose Alle 41, 6000 Kolding
Tel + 45 76 30 14 22 — e-mail: tsaa@tsaa.dk

VEDTÆGTER

for

NAC Aviation 2 A/S
(CVR-Nr. 35487190)

Selskabets navn, hjemsted og formål:

§ 1.

Selskabets navn er NAC Aviation 2 A/S.

Selskabets hjemsted er Billund Kommune.

§ 2.

Selskabets formål er at eje, udleje, sælge, finansiere og vedligeholde fly samt hermed beslægtet virksomhed.

Selskabets kapital og aktier:

§3.

Selskabets aktiekapital udgør kr. 500.000,00 skriver --- fem hundrede tusinde 00/100 kroner ---. Aktiekapitalen er fordelt i aktier à kr. 1.000,00 eller multipla heraf.

Aktierne er ikke omsætningspapirer.

Aktierne skal lyde på navn og aktierne skal stedse være noteret i en af selskabet dertil opret-tet aktiebog.

Ingen aktier har særlige rettigheder.

Ingen aktionær skal være forpligtet til at lade sine aktier indløse.

§ 4.

Selskabets aktier kan mortificeres uden dom efter de for ikke-omsætningspapirer til enhver tid gældende regler.

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Generalforsamlinger:

§ 5.

Selskabets generalforsamlinger afholdes på selskabets hjemsted, medmindre samtlige aktionærer tiltræder, at generalforsamlingen afholdes andetsteds. Den ordinære generalforsamling skal afholdes inden 5 måneder efter regnskabsårets udløb. Den ordinære generalforsamling indkaldes af bestyrelsen med højst 4 ugers og mindst 2 ugers varsel ved anbefalet brev til de noterede aktionærer i overensstemmelse med den til selskabets aktiebog opgivne adresse for de enkelte aktionærer.

Indkaldelsen skal indeholde dagsorden for generalforsamling. Hvis der skal behandles forslag, hvis vedtagelse kræver en kvalificeret majoritet, skal dette fremhæves i indkaldelsen.

Forslag fra aktionærerne må for at komme til behandling på en generalforsamling være angivet til bestyrelsen senest 6 uger før generalforsamlingens afholdelse for at emnet kan optages på dagsordenen for generalforsamlingen.

Ekstraordinær generalforsamling afholdes efter en generalforsamlingseller bestyrelsesbe- slutning eller efter skriftlig anmodning til bestyrelsen fra aktionærer, der er indehavere af mindst 5 % af aktiekapitalen.

Indkaldelsen hertil skal ske inden 2 uger og indkaldelsen skal ske med kortest muligt varsel, som fastsættes til mindst 8 dage og højest 2 uger.

Senest 2 uger før hver generalforsamling fremlægges på selskabets kontor til eftersyn for aktionærer den fuldstændige dagsorden og de fuldstændige forslag, der skal fremsættes på generalforsamlingen, og for den ordinære generalforsamlings vedkommende tillige arsregnskab og revisionsberetning forsynet med pategning af revisionen og underskrift af selska-bets bestyrelse og direktion. Iht. Selskabslovens § 100 a af 1. januar 2014 fremlægges arsregnskabet udelukkende på engelsk.

§6.

Dagsorden for den ordinære generalforsamling skal omfatte:

1)	Valgaf dirigent

2)	Bestyrelsens aflæggelse af beretning

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3)	Fremlæggelse af årsregnskab med revisionspåtegning og årsberetning til godkendelse

4)	Beslutning om anvendelse af overskud eller dækning af tab i henhold til det godkendte regnskab

5)	Beslutning om decharge for bestyrelse og direktion

6)	Valgaf medlemmertil bestyrelsen

7)	Valg af revisor

8)	Eventuelt

§ 7.

Enhver aktionær er berettiget til at deltage i generalforsamlingen og tage ordet der. Deltagelse er dog betinget af, at aktionæren har anmeldt sin deltagelse hos selskabet mindst 3 dage før generalforsamlingen.

Hvert aktiebeMb på kr. 1.000,00 giver en stemme, dog kan stemmeret på aktier, der er erhvervet ved overdragelse, ikke udøves før efter 14 dages notering i selskabets aktiebog på den pagældende erhverver, jfr. aktieselskabslovens § 67, stk. 2.

Stemmeret kan udøves i henhold til skriftlig fuldmagt. Fuldmægtigen behøver ikke at være aktionær i selskabet.

§ 8.

Generalforsamlingen vælger ved simpel stemmeflerhed en dirigent, der ikke behøver at være aktionær i selskabet, og som leder forhandlingerne og afgør alle spørgsmal vedrørende sagernes behandlingsmade og stemmeafgivningen på generalforsamlingen.

§ 9.

De på generalforsamlingen behandlede anliggender afgøres ved simpel stemmeflerhed.

Til vedtagelse af beslutninger om ændringer af selskabets vedtægter eller beslutning om selskabets oplosning kræves dog, at 2/3 af aktiekapitalen er repræsenteret på generalforsamlingen, og at forslaget vedtages med 2/3 af savel de afgivne stemmer som af den på generalforsamlingen repræsenterede stemmeberettigede aktiekapital.

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Er der ikke på generalforsamlingen repræsenteret 2/3 af aktiekapitalen, men forslaget vedtages med 2/3 af savel de afgivne stemmer som af den repræsenterede stemmeberettigede aktiekapital, indkaldes snarest muligt til en ny generalforsamling, hvor forslaget kan vedtages med 2/3 af de afgivne stemmer uden hensyn til den reprassenterede aktiekapitals stør- relse.

§ 10.

Over det på generalforsamlingen passerede indføres en kort beretning i en dertil af bestyrelsen autoriseret protokol, der underskrives af dirigenten og de tilstedeværende bestyrelses- medlemmer.

Bestyrelse og direktion:

§ 11.

Selskabet ledes af en af generalforsamlingen valgt bestyrelse på mindst 3 og højst 7 med- lemmer. Bestyrelsen vælges for 1 år ad gangen. Genvalg kan finde sted. Bestyrelsen kan af sin midte udpege en formand.

§ 12.

Bestyrelsen har den overordnede ledelse af selskabets anliggender.

I tilfælde af stemmelighed er formandens stemme udslagsgivende. Bestyrelsen skal ved en forretningsorden fastsætte nærmere bestemmelser om udførelsen af sit hverv.

Over det på bestyrelsesmøderne passerede føres en protokol, der underskrives af samtlige medlemmer af bestyrelsen. På det første bestyrelsesmøde efter foretagen revision forelæg- ges revisionsprotokollen, og bestyrelsesmedlemmerne skal ved deres underskrift bekræfte, at de er gjort bekendt med indholdet heraf.

Bestyrelsen ansætter en direktør til varetagelse af selskabets daglige ledelse og fastsætter vilkårene for direktørens ansættelse samt de nærmere regler for direktørens kompetence.

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§ 13.

Selskabet tegnes af to bestyrelsesmedlemmer sammen.

Revision:

§ 14.

Revisionen af selskabets regnskaber foretages af en af generalforsamlingen valgt statsauto riseret revisor, der vælges for 1 år ad gangen. Genvalg kan finde sted.

Regnskabsafslutning - overskudsanvendelse:

§15.

Selskabets regnskabsår løber fra 1. januar til 31. december.

Iht. Selskabslovens § 100 a af 1. januar 2014 fremlægges årsregnskabet udelukkende på engelsk.

§ 16.

Efter at fornødne afskrivninger er foretaget og eventuelt underskud for tidligere år er inddækket, samt efter de eventuelle henlæggelser til reservefond m.v. er foretaget, udredes til aktionærer et udbytte, hvis størrelse efter indstilling fra bestyrelsen fastsættes af generalforsamlingen, jfr. aktieselskabslovens § 112.

Således vedtaget på selskabets ordinære generalforsamling den 22 november 2021.

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